Exhibit 99.24

Sangui BioTech International, Inc.
10960 Ashton Avenue
Los Angeles, CA 90024

c/o SanguiBioTech GmbH
Alfred-Herrhausen-Str. 44
58455 Witten

Sangui reports flat sales in Q1, while significant orders were coming in

Witten, Germany, October 27, 2005 - While sales were flat in the first quarter of its fiscal year 2006, Sangui BioTech International, Inc., reports significant order intake. The order book in its cosmetics and wound management products stood at more than USD 72,000 as of September 30, 2005. There can be no assurance, however, that this upturn is indicative of sales for the rest of this fiscal year and beyond, company representatives emphasized. The company is still dependent on bridge financing through issuance of shares.

Current top customers include Karl Beese GmbH & Co. KG, leading German distributor of hospital supplies and medical products and distribution partner for CHITOSKIN, a German direct marketing company that will use Sangui products as part of a new line of cosmetic products, and Mercatura Biocosmetics AG, selling Sangui's anti-aging formulation as part of its “Wunderkind” range. The former contract with Mercatura which called for royalty payments by Mercatura has been abandoned in favor of a purchase agreement which requires Mercatura to pay against delivery of quantities purchased from Sangui. This is line with the agreements closed with other distributors and allows for better cash flow at comparable prices.

“An analysis of TV sales gets us a mixed picture,” explains Hubertus Schmelz, Managing Director of SanguiBioTech GmbH. “RTL shop basically does not focus on cosmetics and its technical reach is limited. Sales in this channel, therefore, were below expectations. At QVC, sales were encouraging, but as part of a mixed product portfolio we have no influence on the positioning and advertising of our product.” Sangui distribution partners have managed to position the Body Gel at HSE24, a third TV shop channel, specialising in cosmetics. “Highly encouraging, on the other hand, is the response from direct marketing companies”, adds Hubertus Schmelz. “It is thrilling to find that now distribution partners call us, while a year ago we had to run after them.”

Export documents are currently under preparation to ship an initial quantity of Sangui's Body Gel to Argentina, where a regional distributor will start sales in several South American countries under Sangui's “Pure Moisture by Renate Pentzien” brand before year end.  Centurion, Inc., of Seoul, South Korea, have indicated that both their testing and marketing activities for the Body Gel are well advanced and plans are to start selling in the christmas campaign. In addition, they are highly interested in Sanguis face treatment product based on the same technology and have received samples for testing. Sangui expects orders from Centurion for both products in the near future.

SanguiBioTech GmbH is a wholly owned subsidiary of Sangui BioTech International, Inc. (www.pinksheets.com: SGBI).

For more information please contact:

Joachim Fleing
Phone: +49 (160) 741 27 17
Fax: +49 (2302) 915 191
e-mail: fleing@sangui.de

Some of the statements contained in this news release discuss future expectations, contain projection of results of operation or financial condition or state other “forward-looking” information.  These statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements.  The forward-looking information is based on various factors and is derived using numerous assumptions.  Important factors that may cause actual results to differ from projections include, among many others, the ability of the Company to raise sufficient capital to meet operating requirement.

Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements.  Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.